TWIN DISC, INCORPORATED

2004 STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

(As amended effective July 28, 2006)

ARTICLE I

PURPOSE

     1.1 Purpose. The purpose of the Twin Disc, Incorporated 2004 Stock Incentive Plan for Non-Employee Directors (the “Directors’ Plan” or “Plan”) is to promote the financial interests of Twin Disc, Incorporated (the “Company”) and its shareholders by providing non-employee members of the Company’s Board of Directors (each a “Participant”) the opportunity to acquire Common Stock of the Company (“Common Stock”), thereby assisting the Company in its efforts to attract and retain well qualified individuals to serve as directors and further aligning the interests of such directors with those of the Company’s shareholders. Common Stock under the Plan will be made available to Participants as either options to purchase Common Stock (“Options”) or Common Stock with certain imposed restrictions as defined herein (“Restricted Stock”) (collectively with Options, “Awards”). Options granted under the Directors’ Plan are not intended to meet all of the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Directors’ Plan shall be construed so as to carry out that intent.

ARTICLE II

EFFECTIVE DATE AND TERM

     2.1 Effective Date. The Directors’ Plan shall become effective on the date that it is approved by shareholders holding a majority of the outstanding shares of Common Stock of the Company (the “Effective Date”).

     2.2 Term. No Option may be granted or Restricted Stock awarded more than ten (10) years after the Effective Date.

     2.3 Post-Term Activity. Options granted within the term of the Plan as set forth in Section 2.2, subject to the all other terms and conditions of the Plan and the agreement(s) governing the grant of the Options, may be exercised, paid out, or modified more than ten years after the Effective Date. Restrictions on Restricted Stock may lapse more than ten (10) years after the Effective Date.

ARTICLE III

STOCK SUBJECT TO PLAN

     3.1 Maximum Number. The maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan is 36,000 subject to the adjustments provided in Article XII, below. Such shares may be newly-issued shares, authorized but unissued shares or shares reacquired by the Company on the open market or otherwise.

     3.2 Availability of Shares for Award. Shares of Common Stock that are subject to issuance pursuant to an Award may thereafter be subject to a new Award:

(a)	if the prior Award to which such shares were subject lapses, expires or terminates without the issuance of such shares; or

(b)	shares issued pursuant to an Award are reacquired by the Company pursuant to rights reserved by the Company upon the issuance of such shares; provided, that shares reacquired by the Company may only be subject to new Awards if the Participant received no benefit of ownership from the shares.

Shares of Common Stock that are received by the Company in connection with the exercise of an Option, including the satisfaction of any tax liability or the satisfaction of a tax withholding obligation, may be made subject to issuance pursuant to a later Option.

ARTICLE IV

ADMINISTRATION

     4.1 General Administration. The Company’s Board of Directors (the “Board”) will supervise and administer the Plan; provided, however, that the Board may appoint a committee (the “Committee”) of two (2) or more directors to administer the Plan if deemed necessary or advisable in order to comply with the exemptive rule promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     4.2 Powers. Grants of Options under the Plan and the amount, price and timing of the awards to be granted will be automatic as described in Article VI. Awards of Restricted Stock under the Plan and the amount and timing of the awards will be automatic as described in Article IX. However, the Board or Committee shall have discretionary authority to determine all issues with respect to the interpretation of the Plan, Options granted under the Plan and Restricted Stock awarded under the Plan, and with respect to all Plan administration issues.

     4.3 Section 16 Compliance. Transactions under this Directors’ Plan are intended to comply with all applicable conditions of the exemptive rules promulgated pursuant to Section 16(b) of the Exchange Act. To the extent any provision of the Directors’ Plan or action of the Board or Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or Committee.

ARTICLE V

ELIGIBILITY

     5.1 Eligibility. All present or future directors of the Company who are not employees of the Company shall be eligible to participate in the Directors’ Plan.

ARTICLE VI

GRANT OF OPTIONS

     6.1 Automatic Grant. On each annual stockholders’ meeting beginning in calendar year 2004, each eligible director who is elected or re-elected to the Board, and each eligible director who is continuing to serve on the Board, shall be granted Options to purchase 300 shares of Common Stock, and the grant date for such Options shall be the day of the annual stockholders’ meeting. On each annual stockholders’ meeting beginning in calendar year 2006, each eligible director who is elected or re-elected to the Board, and each eligible director who is continuing to serve on the Board, shall be granted Options to purchase 600 shares of Common Stock, and the grant date for such Options shall be the day of the annual stockholders’ meeting.

     6.2 Exercise Price. The exercise price per share shall be the fair market value per share of Common Stock on the date the Option is granted. For this and all other purposes under the Plan, the fair market value shall be the closing price per share of Common Stock on the New York Stock Exchange (“NYSE”) on the date of grant; provided, that if the Common Stock ceases to be listed on the NYSE, the Board or Committee shall designate an alternative method of determining the fair market value of the Common Stock.

     6.3 Option Period. No Option granted under the Plan shall be exercisable unless and until shareholder approval of the Plan is obtained. Following such approval, Options may be exercised in whole at any time or in part from time to time. An Option shall not be exercisable more than ten years after the date it is granted, and will terminate no later than three years after termination of director status for any reason other than death.

     6.4 Written Agreement. Each Option shall be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, which shall be signed by an officer of the Company and the Participant. A single written agreement may cover the grant of Options in subsequent or prior years.

ARTICLE VII

PAYMENT FOR OPTIONS

     7.1 General. Payments required, if any, upon a Participant’s exercise of an Option under the Plan may be made in the form of: (i) cash; (ii) Company stock; (iii) a combination of cash and Company stock; or (iv) such other forms or means that the Board or Committee shall determine in its discretion and in such manner as is consistent with the Plan’s purpose and the Code, the Exchange Act, or other applicable laws or regulations.

ARTICLE VIII

TRANSFERABILITY OF OPTIONS AND EFFECT OF TERMINATION OF DIRECTOR STATUS

     8.1 General. Except as provided herein, no Option or interest therein shall be transferable by a Participant other than by will or by the laws of descent and distribution.

     8.2 Exercise Upon Death. In the event of the death of a Participant prior to termination of an Option held by such director, each such Option shall be exercisable to the extent provided therein, but not later than one year after the date of death (and not beyond the stated duration of the Option). Any such exercise shall be made only:

(a)	By the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Option shall pass by will or the laws of descent and distribution; and

(b)	To the extent, if any, that the deceased Participant was entitled to exercise such Option at the date of his death.

     8.3 Transferability of Option During Lifetime. Except as otherwise provided herein, every Option granted under the Plan to a Participant may be assigned or transferred by the Participant to or for the benefit of a member of the Participant’s immediate family or to trusts created for their benefit and may thereafter be exercised pursuant to its terms by the person or entity to whom assigned; provided, however, that such transfer does not result in liability under Section 16 of the Exchange Act to the Participant or other Participants and is consistent with registration of the Options and sale of Common Stock on Form S-8 (or a successor form) or the Committee’s waiver of such condition.

     8.4 Forfeiture. Any unexpired and unexercised Options held by a Participant shall be immediately forfeited if the Participant is prohibited from serving on the Board by any court of competent jurisdiction or other government authority, or if, in the discretion of the Board or Committee, a Participant is no longer competent to serve on the Board due to the Participant’s violation of state or federal securities law or other rule of the NYSE (or such other listing standards then applicable to the Company).

     8.5 Resale Limitation. Shares of Common Stock issued upon exercise of Options under the Plan are subject to effective registration statements filed with the Securities and Exchange Commission and are freely transferable. However, any sale of shares acquired through the exercise of Options by a director must be made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or under an applicable exemption from registration (such as SEC Rule 144). Any such sale be reported to the SEC in accordance with the applicable provisions of Section 16 of the Exchange Act and rules promulgated thereunder.

ARTICLE IX

AWARD OF RESTRICTED STOCK

     9.1 Automatic Award. On each annual stockholders’ meeting beginning in calendar year 2004, each eligible director who is elected or re-elected to the Board, and each eligible director who is continuing to serve on the Board, shall be awarded 300 shares of Common Stock with the transferability restrictions set forth in Article X (“Restricted Stock”), and the award date for such Restricted Stock awarded shall be the day of the annual stockholders’ meeting. On each annual stockholders’ meeting beginning in calendar year 2006, each eligible director who is elected or reelected to the Board, and each eligible director who is continuing to serve on the Board, shall be awarded 600 shares of Common Stock with the transferability restrictions set forth in Article X (“Restricted Stock”), and the award date for such Restricted Stock awarded shall be the day of the annual stockholders’ meeting.

     9.2 Written Agreement. Each Restricted Stock award shall be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, which shall be signed by an officer of the Company and the Participant. A single written agreement may cover the award of Restricted Stock in subsequent or prior years.

     9.3 Rights of Holder of Restricted Stock. Except for the restrictions on transfer and risk of forfeiture, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of Common Stock, including, if applicable, the right to vote the shares and the right to receive any cash or stock dividends. Unless otherwise determined by the Board or Committee and subject to the terms of the Plan, cash or stock dividends on shares of Restricted Stock shall be payable to the Participant as they are paid by the Company, even if the restrictions on the shares to which such dividends relate have not yet lapsed. Cash dividends, if deferred, shall be paid with an appropriate rate of interest, as determined by the Board or Committee.

ARTICLE X

TRANSFERABILITY OF RESTRICTED STOCK

     10.1 Transferability Restriction. Except as otherwise provided for in this Article X, for a period of three (3) years from the date of award, the Restricted Stock shall not be subject to sale, assignment, pledge or other transfer of disposition by the Participant, except by reason of an exchange or conversion of such shares because of merger, consolidation, reorganization or other corporate action. Any shares into which the Restricted Stock may be converted or for which the Restricted Stock may be exchanged in a merger, consolidation, reorganization or other corporate action shall be subject to the same transferability restrictions as the Restricted Stock.

     10.2 Release of the Transferability Restriction. One-third (1/3) of the Restricted Stock awarded on a particular date shall become freely transferable on each of the subsequent three (3) anniversaries of the date of award.

Example:	If a Restricted Stock award of 90 shares is made on January 1, 2004, 30 shares of that award become freely transferable on January 1, 2005, another 30 shares of that award become freely transferable on January 1, 2006 and the final 30 shares of that award become freely transferable on January 1, 2007.

     10.3 Transferability of Restricted Stock Upon Death or Voluntary Retirement. Subject to the forfeiture provisions set forth in Article XI, all Restricted Stock held by a Participant shall become freely transferable upon the death of the Participant or the Participant’s voluntary retirement from the Board.

     10.4 Resale Limitation. Restricted Stock awarded under the Plan is subject to effective registration statements filed with the Securities and Exchange Commission and is freely transferable, except as provided in this Article X. However, any sale of Restricted Stock by a director must be made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or under an applicable exemption from registration (such as SEC Rule 144). Any such sale be reported to the SEC in accordance with the applicable provisions of Section 16 of the Exchange Act and rules promulgated thereunder.

ARTICLE XI

FORFEITURE OF RESTRICTED STOCK

     11.1 General. Any Restricted Stock held by a Participant that remains subject to the transfer restrictions set forth in Section 10.2 shall be immediately forfeited if the Participant:

(a)	is recommended by the Company to be re-elected to the Board and fails to be re- elected by the shareholders of the Company to the Board in that election; or

(b)	is prohibited from serving on the Board by any court of competent jurisdiction or other government authority, or in the discretion of the Board or Committee is no longer competent to serve on the Board due to the Participant’s violation of state or federal securities law or other rule of the NYSE (or such other listing standards then applicable to the Company).

ARTICLE XII

ADJUSTMENT PROVISIONS

     12.1 Changes in Capitalization. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, split-up, spin-off or similar transactions):

(a)	the total number of shares reserved for issuance under this Plan and the number of shares subject to each outstanding Option shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Option shall not be changed; and

(b)	for stock dividends, stock splits, split-up, spin-off or similar transactions that occur on or after July 28, 2006, the number of Options and shares of Restricted Stock automatically awarded pursuant to Sections 6.1 and 9.1 of the Plan shall be proportionately adjusted to reflect the change in the number of issued shares of Common Stock.

     12.2 Reorganization, Sale, etc. Options granted hereunder may also contain provisions for their continuation, acceleration, immediate vesting, or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, dissolution, liquidation or similar circumstances.

ARTICLE XIII

AMENDMENT AND TERMINATION OF PLAN

     13.3 General. The Board, without further approval of the Company’s shareholders, may amend the Plan from time to time or terminate the Plan at any time, provided that:

(a)	no action authorized by this Article shall reduce the amount of any existing Option or Restricted Stock award or change the terms and conditions thereof without the Participant’s consent; and

(b)	no amendment of the Plan shall, without the approval of the Company’s shareholders, (i) increase the total number of shares of Common Stock that may be issued under the Plan or increase the amount or type of Option that may be granted under the Plan or increase the amount of Restricted Stock that may be awarded under the Plan; (ii) change the minimum purchase price, if any, of shares of Common Stock that may be made subject to Options under the Plan; (iii) modify the requirements as to eligibility for an Option under the Plan; (iv) extend the term of the Plan; or (v) constitute a material revision of the Plan under the listing standards of the NYSE (or such other listing standards then applicable to the Company).

ARTICLE XIV

MISCELLANEOUS

     14.1 Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to the award of Restricted Stock or the exercise of any Option granted under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company or other entity identified by the Board or Committee regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld. Such withholding obligations may be settled with Common Stock, including Common Stock that is received upon the exercise of the Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

     14.2 Tenure. A Participant’s right, if any, to continue to serve the Company as a director shall not be enlarged or otherwise affected by his designation as a Participant under the Directors’ Plan.

     14.3 Controlling Law. The Plan, all Options granted, all Restricted Stock awarded and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company or a Subsidiary, including, without limitation, liability under Section 16(b) of the Exchange Act.

     14.4 Headings. The headings contained in the Plan are for reference purposes only, and shall not affect the meaning or interpretation of the Plan.

     14.5 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

     14.6 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

     14.7 Entire Agreement. This Plan and any agreements governing the grant of Options or Restricted Stock awards hereunder to any Participant constitutes the entire agreement with respect to the subject matter hereof with respect to such Participant, provided that in the event of any inconsistency between the Plan and any such agreement(s), the terms and conditions of the Plan shall control.